As filed with the Securities and Exchange Commission on May 25, 2007

Registration No. ______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMAK Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3534145
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6330 San Vicente Blvd. Los Angeles, CA	90048
(Address of Principal Executive Offices)	(Zip Code)

_______________________

EMAK Worldwide, Inc. 2004 Non-Employee Director Stock Incentive Plan

EMAK Worldwide, Inc. 2004 Stock Incentive Plan

(Full title of the plan)

_______________________

Teresa L. Tormey, Esq.

Chief Administrative Officer & General Counsel

EMAK Worldwide, Inc.

6330 San Vicente Blvd.

Los Angeles, CA 90048

(Name and address of agent for service)

(310) 932-4300

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.001 per share	550,000 shares (2)	$ 4.36 (3)	$ 2,398,000 (3)	$ 73.62
(1)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and sold as a result of anti-dilution provisions described in the above-referenced plans.

(2)	Represents 150,000 shares issuable pursuant to the Registrant’s 2004 Non-Employee Director Stock Incentive Plan and 400,000 shares issuable pursuant to the Registrant’s 2004 Stock Incentive Plan.
(3)

Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices of registrant's Common Stock on May 23, 2007, as reported on the Nasdaq Global Market.

PART II

INFORMATION REQUIRED

IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of Equity Marketing, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

2.	The Notice of Annual Meeting and Proxy Statement of the Company dated May 4, 2007;

3.

All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 2006, except Current Reports on Form 8-K to the extent they contain information furnished pursuant to either Item 2.02 or Item 7.01 thereof; and

4.	The description of the Company's common stock contained in the Registration Statement of the Company on Form 8-A filed on October 26, 1993, as amended (Registration No. 000-22878).

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered pursuant to this Registration Statement have been sold or that de-registers all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Article Tenth of the Company's certificate of incorporation provides that no director shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware (the "GCL"), or (d) for any transaction from which the director derived an improper benefit. If the GCL is amended to authorize the further elimination or limitation of the liability of directors, then the certificate of incorporation provides that the liability of the directors shall be limited to the fullest extent provided by the amended GCL. Further, the certificate of incorporation states that any modification or repeal of the foregoing provisions shall be prospective only and not adversely affect any liability of a director at the time of such repeal or modification.

Article Eleventh of the Company's certificate of incorporation provides that the Company shall indemnify any director or officer to the full extent permitted by Section 145 of the GCL. The certificate of incorporation also states that expenses (including attorneys' fees) incurred by such director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of any such action, suit or proceeding for which such director or officer may be entitled to indemnification thereunder shall be paid upon receipt of an undertaking by such director or officer to repay such amount if such director or officer is ultimately adjudged to not be entitled to such indemnification.

Article VII of the Company's bylaws, consistent with provisions of the GCL, provides that the Company shall indemnify any director and officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director or officer against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Article VII also requires the Company to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought shall determine that despite the adjudication of liability, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Article VII further provides that to the extent a director or officer of the Company has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified by the Company against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that any indemnification referred to above shall be made by the Company only as authorized in the specific case upon a determination, as provided for in the bylaws, that the director or officer met the applicable standard of conduct; that any indemnification provided for in Article VII shall not be deemed exclusive of any other rights to which the director or officer may be entitled; and that the Company shall have power to purchase and maintain insurance on behalf of a director or officer of the Company against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such whether or not the Company would have the power to indemnify him or her against such liabilities under Article VII.

The Company has entered into indemnity agreements with each of its directors and certain senior officers of the Company. The indemnity agreements generally indemnify such persons against liabilities arising out of their service in their capacities as directors, officers, employees or agents of the Company. The Company may from time to time enter into indemnity agreements with additional individuals who become officers and/or directors of the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemptions from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibits

5.1	Opinion and Consent of Teresa L. Tormey, Esq. (Filed herewith electronically)

23.1	Consent of Teresa L. Tormey (Included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP (Filed herewith electronically)

23.3	Consent of Deloitte & Touche LLP (Filed herewith electronically)

24.1	Power of Attorney (Included on page 5 of this Registration Statement)

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include, any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing previsions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 25, 2007.

EMAK WORLDWIDE, INC.
By:	/s/ James L. Holbrook, Jr.
James L. Holbrook, Jr.
Its:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints James L. Holbrook, Jr. and Teresa L. Tormey, and each of them, as such person’s true and lawful attorney-in-fact and agent, each with full powers of substitution and re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 25, 2007 by the following persons in the capacities indicated.

Signature	Title

/s/ James L. Holbrook, Jr.	Chief Executive Officer (Principal Executive
James L. Holbrook, Jr.	Officer) and Director

/s/ Roy Dar	Senior Vice President, Controller (Principal
Roy Dar	Accounting Officer)

/s/ Stephen P. Robeck	Chairman, Director
Stephen P. Robeck

/s/ Howard D. Bland	Director
Howard D. Bland

/s/ Jeffrey S. Deutschman	Director
Jeffrey S. Deutschman

/s/ Daniel W. O’Connor	Director
Daniel W. O’Connor

/s/ Alfred E. Osborne, Jr.	Director
Alfred E. Osborne, Jr.

/s/ Charles H. Rivkin	Director
Charles H. Rivkin

INDEX TO EXHIBITS

No.	Item	Method of Filing

5.1	Opinion and Consent of Teresa L. Tormey, Esq.	Filed herewith electronically.
23.1	Consent of Teresa L. Tormey, Esq.	Included in Exhibit 5.1.
23.2	Consent of PricewaterhouseCoopers LLP	Filed herewith electronically.
23.3	Consent of Deloitte & Touche LLP	Filed herewith electronically.
24.1	Power of Attorney	Included on page 5 of this Registration Statement.